Exhibit 2.1
SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (hereinafter referred to as “this Agreement”) is made as of September 29, 2006, by AJB Ventures Inc., a New York corporation (hereinafter referred to as “Buyer”), Anthony J. Bonomo (hereinafter referred to as “Bonomo”), Buyer’s principal shareholder, and FPIC Insurance Group, Inc., a Florida corporation (hereinafter referred to as “Seller”).

RECITALS

Seller desires to sell, and Buyer desires to purchase (and Bonomo desires that Buyer purchase), all of the issued and outstanding shares (the “Shares”) of capital stock of Administrators for the Professions, Inc., a New York corporation (“AFP”), Seller’s 80% membership interest (the “LLC Interest”) in Professional Medical Administrators, LLC, a New York limited liability company (“PMA”), and all of the issued and outstanding shares (the “PRM Shares” and, collectively with the Shares and the LLC Interest, the “Securities”) of capital stock of Physicians Reciprocal Managers, Inc., a Pennsylvania corporation (“PRM”), for the consideration and on the terms set forth in this Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1. CERTAIN DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

     “338 Election” shall have the meaning ascribed to such term in Section 2.6(a).

     “Acquired Companies” shall mean AFP, the AFP Subsidiaries, PMA and PRM, collectively.

“AFP” shall have the meaning ascribed to such term in the Recitals of this Agreement.

“AFP Subsidiaries” shall mean FPIC Intermediaries, Inc., a New York corporation, and Group Data Corporation, a New York corporation, jointly.

“Agreement Regarding Insurance” shall have the meaning ascribed to such term in Section 2.4(a)(vii).

“Agreement Terminating Intercompany Contracts and Accounts” shall have the meaning ascribed to such term in Section 2.4(a)(vi).

“Agreement With Certain Employees” shall have the meaning ascribed to such term in Section 2.4(a)(iv).

“Breach” shall mean, with respect to a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement, the occurrence or existence of (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision.

“Closing” shall have the meaning ascribed to such term in Section 2.3.

“Closing Date” shall have the meaning ascribed to such term in Section 2.3.

“Closing Date Balance Sheet” shall have the meaning ascribed to such term in Section 2.5(a).

“Closing Date Payment” shall have the meaning ascribed to such term in Section 2.2.

“Closing Date Working Capital” shall have the meaning ascribed to such term in Section 2.5(a).

“Consent” shall mean any approval, consent, ratification, waiver, or other authorization from any Person or under any Contract or Legal Requirement (including any Governmental Authorization).

“Contemplated Transactions” shall mean all of the transactions contemplated by this Agreement, including:

(a) the sale of the Securities by Seller to Buyer; and

(b) the execution and delivery by each of the parties thereto of the Noncompetition Agreement, each Agreement With Certain Employees, the General Release, the Agreement Terminating Intercompany Contracts, Accounts and the Agreement Regarding Insurance and other agreements referred to herein.

“Contract” shall mean any agreement, contract, obligation, commitment, promise, arrangement, understanding or undertaking (whether written or oral and whether express or implied) that is legally binding.

     “Damages” shall mean all liabilities, obligations, claims, demands, damages (including governmental penalties or punitive damages), diminution in value, penalties, settlements, causes of action, costs and expenses, including, without limitation, the costs paid in connection with an indemnified party’s investigation and evaluation of any claim or right asserted against such indemnified party and all reasonable attorneys’, experts’ and accountants’ fees, expenses and disbursements and court costs including, without limitation, those incurred in connection with the indemnified party’s enforcement of this Agreement and the indemnification provisions of Section 5 of this Agreement.

     “Domain Name Assignment” shall have the meaning ascribed to such term in Section 2.4(a)(xv).

“Encumbrance” shall mean any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“GAAP” means generally accepted accounting principles in the United States, as promulgated by the American Institute of Certified Public Accountants, consistently applied.

“General Release” shall have the meaning ascribed to such term in Section 2.4(a)(v).

“Governmental Authorization” shall mean any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” shall mean any:

(a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b) federal, state, local, municipal, foreign, or other government;

(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d) multi-national organization or body; or

(e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Income Taxes” means all income Taxes (including any Taxes on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits (including state Taxes imposed on subchapter S corporations)).

“IRC” means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code of 1986, as amended, or any successor law.

“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign, international, multinational, or other Order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

      “LLC Interest” shall have the meaning ascribed to such term in the Recitals of this Agreement.

“Noncompetition Agreement” shall have the meaning ascribed to such term in Section 2.4(a)(iii).

“Officers’ General Release” shall have the meaning ascribed to such term in Section 2.4(a)(ix).

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” with respect to an action taken by a Person, shall mean:

(a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

(c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents” shall mean (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate of organization and the operating agreement or regulations of any limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to or restatement of any of the foregoing.

“PaPRI” shall mean Pennsylvania Physicians’ Reciprocal Insurers, a Pennsylvania insurance reciprocal.

“Person” shall mean any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, joint venture, trust, association, union, entity, or other form of business organization or any Governmental Body whatsoever.

     “PMA” shall have the meaning ascribed to such term in the Recitals of this Agreement.

“PRI” shall mean Physicians’ Reciprocal Insurers, a New York insurance reciprocal.

“PRM” shall have the meaning ascribed to such term in the Recitals of this Agreement.

“PRM Closing” shall have the meaning ascribed to such term in Section 2.8.

“PRM Consent” shall have the meaning ascribed to such term in Section 2.4(a)(xii).

“PRM Purchase Price” shall have the meaning ascribed to such term in Section 2.2.

“PRM Shares” shall have the meaning ascribed to such term in the Recitals of this Agreement.

“Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchase Price” shall have the meaning ascribed to such term in Section 2.2.

"Related Person" means, with respect to a particular individual:

(a) each other member of such individual's Family;

(b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

(c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

(d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, managing member, executor, or trustee (or in a similar capacity); and, with respect to a specified Person other than an individual:

(i) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(ii) any Person that holds a Material Interest in such specified Person;

(iii) each Person that serves as a director, officer, partner, managing member, executor, or trustee of such specified Person (or in a similar capacity);

(iv) any Person in which such specified Person holds a Material Interest;

(v) any Person with respect to which such specified Person serves as a general partner, managing member or a trustee (or in a similar capacity); and

(vi) any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse and former spouses, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 35% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 35% of the outstanding equity securities or equity interests in a Person.

“Representative” with respect to a particular Person, means any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Securities” shall have the meaning ascribed to such term in the Recitals of this Agreement.

“Seller's Closing Documents” shall have the meaning ascribed to such term in Section 3.2(a).

“Services Agreement” shall have the meaning ascribed to such term in Section 2.4(a)(xi).

“Shares” shall have the meaning ascribed to such term in the Recitals of this Agreement.

“Retained Subsidiaries” means each Subsidiary of Seller other than the Acquired Companies.

“Subsidiary” shall mean with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

“Taxes” means, with respect to any Person, (i) all Income Taxes and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax, and other additional amounts imposed by any taxing authority (domestic or foreign) on such Person, and (ii) any liability for the payment of any amount of the type described in the foregoing clause (i) as a result of (A) being a “transferee” (within the meaning of Section 6901 of the IRC or any other applicable law) of another Person, (B) being a member of an affiliated, combined or consolidated group, or (C) a Contract.

“Transition Agreement”) shall have the meaning ascribed to such term in Section 2.4(a)(xvi).

“Working Capital Adjustment” shall have the meaning ascribed to such term in Section 2.5(c).

2.    SALE AND TRANSFER OF SECURITIES; CLOSING; PRM CLOSING

2.1 SECURITIES

Subject to the terms and conditions of this Agreement, at the Closing or the PRM Closing, as the case may be, Seller will sell and transfer good title to the Securities to Buyer free and clear of all Encumbrances, and Buyer will purchase, and Bonomo will cause Buyer to purchase, the Securities from Seller.

2.2 PURCHASE PRICE

(a) As full consideration for the Securities, Buyer shall pay to Seller the sum of Forty Million Dollars ($40,000,000) (the “Purchase Price”). The Purchase Price shall be subject to adjustment pursuant to the terms of Section 2.5. At the Closing, Buyer shall pay to Seller, in respect of the Shares and the LLC Interest, as an advance of and on account of the Purchase Price the sum of Thirty-Nine Million Nine Hundred Seventy-Five Thousand Dollars ($39,975,000) (the “Closing Date Payment”).

(b) Buyer shall pay to Seller at the PRM Closing, on account of the Purchase Price, the sum of Twenty-Five Thousand Dollars ($25,000) (the “PRM Purchase Price”) in respect of the PRM Shares.

2.3 CLOSING

The purchase and sale of the Shares and the LLC Interest (the “Closing”) provided for in this Agreement will take place at the offices of Buyer's counsel on the date hereof (the “Closing Date”), effective as of the close of business on the Closing Date.

2.4 CLOSING OBLIGATIONS

(a)  Seller Deliveries. At the Closing, Seller will deliver, or caused to be delivered, to Buyer:

(i) the certificate or certificates representing the Shares, accompanied by duly executed stock powers in a form mutually agreeable to Seller and Buyer transferring the Shares to Buyer;

(ii) an assignment of the LLC Interest in a form of mutually agreeable to Seller and

Buyer, executed by Seller;

(iii) a noncompetition agreement in a form mutually agreeable to Seller and Buyer (the “Noncompetition Agreement”), executed by Seller;

(iv) a separate agreement in a form mutually agreeable to Seller and Buyer (each, an “Agreement With Certain Employees”), regarding agreements with, and a release of claims by, each of the employees of the Acquired Companies listed in Schedule 2.4(a)(iv) who has executed a counterpart Agreement with Certain Employees and delivered it to Buyer for delivery to Seller pursuant to Section 2.4(b)(ii), executed by Seller;

(v) a mutual general release in a form mutually agreeable to Seller and Buyer (the “General Release”) between Seller and each of the Retained Subsidiaries, on the one hand, and Bonomo, on the other hand, executed by Seller and Bonomo;

(vi) an agreement terminating all pre-Closing Contracts, and releasing and extinguishing all pre-Closing intercompany accounts, between one or more of the Acquired Companies, on the one hand, and Seller and/or one or more of the Retained Subsidiaries, on the other hand, in a form mutually agreeable to Seller and Buyer (the “Agreement Terminating Intercompany Contracts and Accounts”), executed by Seller and each of the Retained Subsidiaries;

(vii) an agreement regarding certain reinsurance and commutation matters in a form mutually agreeable to Seller and Buyer (the “Agreement Regarding Insurance”) with PRI, executed by First Professionals Insurance Company, Inc.

(viii) the resignations of John Byers, Charles Divita III and Peggy Parks as officers, directors, managers and governors, as applicable, of the Acquired Companies (other than PRM), PRI and PaPRI;

(ix) a mutual general release in a form mutually agreeable to Seller and Buyer (the “Officers’ General Release”) between John Byers, Charles Divita III and Peggy Parks, on the one hand, and PRI and each of the Acquired Companies (other than PRM), on the other hand, executed by John Byers, Charles Divita III and Peggy Parks;

(x) a certificate executed by the Secretary or an Assistant Secretary of Seller certifying on behalf of Seller as of the Closing Date (A) a true and correct copy of all requisite resolutions or actions of Seller’s board of directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder, and (B) incumbency matters;

(xi) an Amended and Restated Services Agreement in a form mutually agreeable to Seller and Buyer (the “Services Agreement”), between PRM and AFP, executed by PRM;

(xii) a Consent of PRM, in a form mutually agreeable to Seller and Buyer (the “PRM Consent”) to the transfer of the LLC Interest, executed by PRM;

(xiii) an assignment to PMA of all right, title and interest, if any, of First Professionals

Insurance Company, Inc. in accounts receivable from, or other rights to receive payment or credits from, the Pennsylvania Medical Care Availability and Reduction of Error Fund arising from activities preceding the Closing Date;

(xiv) if requested by Buyer, the 338 Election;

(xv) an assignment of all right, title and interest, if any, of Seller in the “medmal.com,”“pri.com” and “primedmal.com” domain names subject to retention of a limited, non-exclusive license with respect to the “medmal” domain name, in a form mutually agreeable to Seller and Buyer (the “Domain Name Assignment”), executed by Seller; and

(xvi) an Agreement for IT Transition Services between Buyer and the Acquired Companies, on the one hand, and Seller and/or one or more of the Retained Subsidiaries, on the other hand, in a form mutually agreeable to Seller and Buyer (the “Transition Agreement”), executed by Seller, PRM and each of the Retained Subsidiaries, executed by Seller and such Retained Subsidiaries.

(b) Buyer Deliveries. At the Closing, Buyer will deliver or cause to be delivered to Seller:

(i) the Closing Date Payment by wire transfer of immediately available funds to the account set forth on Schedule 2.4(b)(i);

(ii) each Agreement With Certain Employees in Buyer’s possession that has been executed by an individual listed in Schedule 2.4(a)(iv);

(iii) the General Release, executed by Bonomo and each of the Acquired Companies (other than PRM);

(iv) the Agreement Terminating Intercompany Contracts and Accounts, executed by each of the Acquired Companies (other than PRM);

(v) the Agreement Regarding Insurance, executed by PRI, together with a copy of the application submitted to the New York State Department of Insurance for its Consent to the commutation transactions contemplated by the Agreement Regarding Insurance;

(vi) a Consent in a form mutually agreeable to Seller and Buyer with respect to the transfer of the LLC Interest, executed by the Estate of Glenn Goldberg and PRI;

(vii) the Officers’ General Release, executed by each of the Acquired Companies (other than PRM);

(viii) the Services Agreement, executed by AFP;

(ix) the Domain Name Assignment, executed by Buyer;

(x) a certificate executed by the Secretary or an Assistant Secretary of Buyer certifying on behalf of Buyer as of the Closing Date (A) a true and correct copy of all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated thereunder, and (B) incumbency matters;

(xi) evidence that PRI’s Board of Governors has authorized the execution, delivery and performance by PRI of the Agreement Regarding Insurance;

(xii) evidence that letter of credit number F503274 issued by SunTrust Bank for the benefit of 111 East Shore LLC has been terminated and that no draw had been made under such letter of credit prior to its termination and that Seller has no liability or potential liability in respect of the letter of credit securing tenant’s obligations with respect to AFP’s Lake Success office and

(xii) The Transition Services Agreement, executed by Buyer and the Acquired Companies.

2.5 DELIVERY OF CLOSING DATE BALANCE SHEETS; WORKING CAPITAL ADJUSTMENT

(a) Seller will prepare (in accordance with Company Accounting Principles) and will cause PriceWaterhouseCoopers LLC, Seller's certified public accountants, and Buyer will prepare (in accordance with Company Accounting Principles) and will cause Buyer’s certified public accountants, to audit a combined balance sheet of the Acquired Companies (other than PRM), classified as to current and non-current assets and liabilities, as of the Closing Date and as at the time immediately prior to the time of Closing but following and reflecting the transactions and payments contemplated by the Agreement Terminating Intercompany Contracts and Accounts (each, a “Closing Date Balance Sheet”). Seller and Buyer each will deliver its respective Closing Date Balance Sheet to the other within sixty days after the Closing Date (the “Closing Date Balance Sheet Delivery Period”).

(b) If Seller’s and Buyer’s Closing Date Balance Sheets show the same Adjusted Working Capital, then the “Closing Date Working Capital” will mean the Adjusted Working Capital reflected in the Closing Date Balance Sheets. If Seller’s and Buyer’s Closing Date Balance Sheets do not show the same Adjusted Working Capital, then, unless Buyer and Seller otherwise agree in writing within fifteen days following the end of the Closing Date Balance Sheet Delivery Period, the issues in dispute may be submitted to Ernst & Young or such other firm of certified public accountants as the parties may mutually agree (the “Accountants”) for resolution. Either or both of Buyer and Seller may elect to make such submission, with each party making such a submission providing a copy of its submission to the other party. If the dispute is submitted to the Accountants then, in such event (i) each party will furnish to the Accountants (x) its own Closing Date Balance Sheet either with its submission to the Accountants if such party is a submitting party or within five (5) business days of receipt of the other party’s notice of submission of the dispute to the Accountants and (y) thereafter, promptly upon demand, such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party (or its independent public accountants), (ii) Buyer and Seller will request the Accountants to hold and conduct a hearing at which each of Buyer and Seller and their respective representatives shall have an equal opportunity to present their position, to present to the Accountants any material relating to the determination and to answer questions of the Accountants; (iii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants accompanied by a Closing Date Balance Sheet reflecting such determination, will be binding and conclusive on the parties and then the “Closing Date Working Capital” will mean the Adjusted Working Capital, reflected in the Closing Date Balance Sheet accompanying the Accountants’ notice of determination; and (iv) Buyer and Seller will each bear 50% of the fees and costs of the Accountants for such determination.

(c) If the Closing Date Working Capital is greater than $2,875,000, Buyer will, and Bonomo will cause Buyer to, pay the difference to Seller, and if the Closing Date Working Capital is less than $2,875,000, Seller will pay the difference to Buyer, in each case as an adjustment to the Purchase Price (the “Working Capital Adjustment”). Such payment will be made, together with interest at the rate of 8% per annum compounded daily beginning on the Closing Date and ending on the date of payment, on or before the tenth business day following the final determination of the Closing Date Working Capital, by wire transfer of immediately available funds to the account designated by the receiving party in writing for such purpose.

(d)   For purposes of this Section 2.5, the following definitions shall apply:

         (i)    “Adjusted Current Assets” shall mean the combined current assets of the Acquired Companies (other than PRM) as determined in accordance with the Company Accounting Principles.

         (ii)    “Adjusted Current Liabilities” shall mean the combined current liabilities of the Acquired Companies (other than PRM) as determined in accordance with the Company Accounting Principles; but shall specifically include all tax liabilities payable under or in connection with the state tax returns of the Acquired Companies (excluding consolidated tax returns of Seller that include any of the Acquired Companies) to be filed in accordance with Section 6.5 relating to and accruing for periods prior to the Closing Date.

         (iii)    “Adjusted Working Capital” shall mean Adjusted Current Assets less Adjusted Current Liabilities.

         (iv)    “Company Accounting Principles” shall mean GAAP, as further defined to reflect the principles and methods of AFP and PMA utilized in the preparation of their respective financial statements as of and for the year ended December 31, 2005, and further adjusted to reflect the following:

(A)  the accounts receivable due to PMA and the other Acquired Companies from the Pennsylvania Medical Care Availability and Reduction of Error Fund shall be deemed to equal $2,103,500 and to be fully collectible on a current basis with no reserve applied against such accounts receivable;

(B)  the accounts payable by PMA to PRI shall be deemed to equal $1,674,000 and to be payable on a current basis with no adjustment;

(C)  there shall be deemed to be no accounts payable or other current liabilities of any of the Acquired Companies (other than PMA as provided in clause (B) above) to PRI relating to the accounts receivable due to PMA and the other Acquired Companies from the Pennsylvania Medical Care Availability and Reduction of Error Fund;

(D)  there shall be deemed to be no accounts payable or other obligations or liabilities of any of the Acquired Companies to or on behalf of FPIC or any of the Retained Subsidiaries and there shall be deemed to be no accounts payable or other current obligations or liabilities of any of the Acquired Companies to or on behalf of Juma Technology, Hanna Carpet or Office Worx;

(E)  there shall be deemed to be no accounts receivable or other obligations or liabilities owed by FPIC or any of the Retained Subsidiaries to or on behalf of any of the Acquired Companies;

(F)  all payments and distributions by and of the Acquired Companies to FPIC or any of the Retained Subsidiaries on or prior to the Closing Date shall be reflected either as payments in respect of preexisting liabilities owed to such Persons to the extent thereof, with any excess reflected as a dividend or return of capital, as the case may be; and

(G)  other than as set forth on Schedule 2.5(d)(iv)(G), in respect of the period between and including July 1, 2006 and the Closing Date there shall not be recognized (i) any conversion of any current asset into, or any incurrence of an account payable or other current liability for, a capital or other non-current asset, (ii) any payment prior to, or shortening of, the due date of any non-current liability or obligation of any of the Acquired Companies.

2.6 TAX ELECTION; ALLOCATION OF PURCHASE PRICE

(a) At Buyer’s request, Seller and Buyer shall timely make and file with the IRS an election pursuant to Section 338(h)(10) of the IRC (and any corresponding elections under the laws of Florida and of any other state in which Seller files income tax returns on a consolidated basis with AFP) to treat the purchase of the Shares by Buyer as an acquisition by Buyer of the assets of AFP and the AFP Subsidiaries for federal (and applicable state) income tax purposes. In order to effect the election under Section 338(h)(10), Buyer shall prepare, and Seller shall execute and deliver to Buyer at Closing, IRS Form 8023 with respect to the purchase of AFP and AFP Subsidiaries (the “338 Election”).

(b) Buyer and Seller agree that the amount of the Purchase Price allocated to the Shares is $39,225,000 and the amount of the Purchase Price allocated to the LLC Interest is $750,000.

(c) Within ninety (90) days after the determination of the Closing Date Working Capital pursuant to Section 2.5, Buyer shall provide to Seller a schedule calculating the aggregate deemed sales price for AFP and AFP Subsidiaries as defined under Treasury Regulation §1.338-

4 (the “ADSP”) and the allocation of the ADSP among the assets of AFP and AFP Subsidiaries in accordance with Treasury Regulation §1.338-6 (the “Allocation”) within 120 days of the Closing Date. Buyer agrees that in no event will the Allocation allocate less than $26 million of the ADSP to goodwill and $0.7 million of the ADSP to pre-Closing intangibles relating to non-competition. Seller and Buyer each covenant to file all federal, state, local or foreign income tax returns in a manner not inconsistent with the ADSP and the Allocation. As soon as reasonably practicable following the preparation of the Allocation by Buyer, the parties shall exchange completed IRS Forms 8883, prepared in accordance with the Allocation, which they shall use to report the transactions contemplated under this Agreement to the IRS. The parties agree to consult with one another, to the extent legally permissible and practicable, with respect to any examination, claim for refund or any contest (administrative or judicial) of any adjustment to any return relating to the Allocation. Bonomo will cause Buyer to perform each of its obligations contained in this Section 2.6.

2.7 PRICE PROTECTION

In the event that at any time on or before December 31, 2011, as a result of one or more transactions (“Disposition Transactions”), Bonomo and/or his Related Persons (collectively with Bonomo, the “Bonomo Group”) sell or otherwise transfer to a third-Person or to Buyer or any of its Related Persons) any part of their directly or indirectly owned equity interests in the Buyer, the Acquired Companies or their successors, taken as a whole, acquired by Bonomo on or before the Closing Date, or the Buyer or the Acquired Companies sell, assign or otherwise transfer to a third-Person (either directly or through a transfer to one or more members of the Bonomo Group and thereafter a transfer by one or more members of the Bonomo Group to a third-Person) any of the net (after related expenses) economic benefits of providing management services to PRI or its successors whether under the Amended and Restated Management Agreement dated January 1, 1999, as amended, between AFP and PRI or otherwise (all such equity interests and economic benefits being hereinafter in this Section 2.7 referred to as “Equity”), then Bonomo and/or the Acquired Companies (with joint and several liability among Bonomo and the Acquired Companies) shall pay to Seller, by wire transfer of immediately available funds to the account designated by Seller to Buyer in writing for such purpose, within ten days of the consummation of the relevant Disposition Transaction, an amount equal to the Applicable Percentage (as defined below in this Section 2.7) of the Excess Proceeds (as defined below in this Section 2.7) when and as the Excess Proceeds are received by or otherwise directly or indirectly inure to the benefit (e.g., through equity ownership of an entity that receives the proceeds) of any member of the Bonomo Group. For purposes of this Section 2.7, neither the incurrence or issuance of debt or debt securities by Buyer or any Affiliated Companies, the issuance of equity securities by Buyer or any Affiliated Companies to third-Persons, the subsequent redemption of any such equity securities, nor foreclosures on Equity pledged or otherwise hypothecated by a member of the Bonomo Group will be treated as Disposition Transactions, except to the extent the proceeds of such transactions are distributed or transferred to Bonomo. In furtherance of the foregoing provisions of this Section 2.7, the term “Disposition Transactions” shall also include any transaction that is in substance a Disposition Transaction but the strict form of which is not otherwise a Disposition Transaction to the extent that a substantial purpose of the form of such transaction is to avoid the provisions of this Section 2.7.

For purposes of this Section 2.7:

(x)	“Applicable Percentage” shall mean the following:

Date of Triggering Event	Applicable Percentage
On or prior to December 31, 2007	50%
After December 31, 2007 and on or prior to December 31, 2008	40%
After December 31, 2008 and on or prior to December 31, 2009	30%
After December 31, 2009 and on or prior to December 31, 2010	20%
After December 31, 2010 and on or prior to December 31, 2011	10%

(y) “Excess Proceeds” means the Value of all consideration directly or indirectly payable to or for the benefit of a member of the Bonomo Group, including but not limited to the Bonomo Group’s aggregate, pro rata, indirect ownership of all consideration payable to or inuring to the benefit of the Buyer or any of the Acquired Companies or their affiliates, in respect of Disposition Transactions, whenever received, to the extent such Value exceeds $400,000 for each 1% of Equity transferred for such consideration. Notwithstanding the foregoing, (i) no proceeds of any sale of assets or issuance of debt or equity securities by Buyer or any of the Acquired Companies shall be deemed to be payable to or for the benefit of any member of the Bonomo Group if and to the extent such proceeds are paid to and used in the operations of Buyer or the Acquired Companies, and (ii) no payments to Bonomo of reasonable compensation for services rendered in the ordinary course of the business of Buyer or any of the Acquired Companies shall be deemed to be Excess Proceeds or otherwise subject to this section. For purposes of this definition, “Value” means the amount of any cash or cash equivalents plus the fair market value of any other securities or assets plus the amount of any indebtedness incurred by Buyer or the Acquired Companies in connection with the acquisition of the Securities that the transferee directly or indirectly acquires or takes the transfer subject to or provides funds (not otherwise reflected in Value) for the repayment thereof.

2.8 PRM CLOSING

(a)    The purchase and sale of the PRM Shares (the “PRM Closing”) provided for in this Agreement will take place at the offices of Buyer's counsel following, and subject to, the receipt by Buyer of all requisite approvals of the Pennsylvania Insurance Department necessary to allow such sale (the “PA Approvals”) on a date mutually agreeable to Seller and Buyer and in the absence of such approval on the fifth business day after the receipt by Buyer of the last PA

Approval, effective as of the close of business on such date (the “PRM Closing Date”).

(b)    Buyer covenants and agrees to file promptly after the date hereof all necessary applications for PA Approvals and to use reasonable commercial efforts to obtain the PA Approvals as quickly as reasonably practicable. If the PRM Closing does not occur by December 31, 2006, Seller may cause PRM to seek to obtain PaPRI’s agreement to terminate PRM’s Attorney-in-Fact Agreement with PaPRI and Buyer shall use reasonable commercial efforts to assist Seller with respect thereto. If Seller nevertheless is unsuccessful in such efforts for more than 60 days, at Seller’s request Buyer shall use reasonable commercial efforts to find as quickly as reasonably possible a new attorney-in-fact for PaPRI, acceptable to the Pennsylvania Insurance Department, to replace PRM, in which event Buyer may elect not to purchase PRM by written notice to Seller.

2.9 PRM CLOSING OBLIGATIONS

(a)   At the PRM Closing, Seller will deliver, or cause to be delivered, to Buyer the following:

          (i) certificate or certificates representing the PRM Shares, accompanied by duly executed stock powers in substantially the form of stock power delivered pursuant to Section 2.4(a)(i), transferring the PRM Shares to Buyer; and

(ii) instruments and documents referenced in Section 2.4(a)(vi), (viii) and (ix) substituting PRM for AFP and the AFP Subsidiaries.
.

(b)   At the PRM Closing, Buyer will pay the PRM Purchase Price to Seller by wire transfer of immediately available funds to the account set forth on Schedule 2.4(b)(i).

(c)   Seller represents, covenants and agrees with Buyer that upon the PRM Closing, PRM will have $25,000 in cash assets (and all other assets existing on the Closing Date and all pre-tax income realized between the Closing Date and the PRM Closing Date) and will have no liabilities that were incurred on or after the Closing Date other than obligations and liabilities in respect of documents and instruments executed and delivered by PRM on the Closing Date as expressly contemplated by this Agreement.

3.    REPRESENTATIONS AND WARRANTIES OF SELLER

 Seller represents and warrants to Buyer as follows:

3.1 ORGANIZATION OF SELLER AND ACQUIRED COMPANIES

 Seller is a corporation duly organized and validly existing under the laws of the State of Florida. Each of the Acquired Companies is duly organized and validly existing under the laws of Pennsylvania (with respect to Physicians Reciprocal Managers, Inc.) or the State of New York (with respect to the other Acquired Companies).

3.2 AUTHORITY; NO CONFLICT; CONSENTS

 (a) Seller's execution and delivery of this Agreement, and Seller’s and each Retained Subsidiary’s execution of the agreements, documents and instruments to be delivered hereunder by Seller and the Retained Subsidiaries pursuant to Section 2.4(a) (collectively, “Seller's Closing Documents”) to which it is or will be a party, and the performance by Seller and the Retained Subsidiaries of their respective obligations hereunder and thereunder, have been duly and validly authorized by all requisite action on the part of Seller and each of the Retained Subsidiaries (including in each case its board of directors). The Board of Directors (or, in the case of PMA, the Managing Member) of each of the Acquired Companies has duly and validly authorized the relevant Acquired Company’s execution, delivery and performance of this Agreement and the agreements, documents and instruments to be executed hereunder by such Acquired Company. This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon the execution and delivery by Seller and the Retained Subsidiaries of Seller’s Closing Documents, Seller's Closing Documents will constitute the legal, valid, and binding obligations of Seller and the Retained Subsidiaries, as applicable to each, enforceable against each in accordance with their respective terms. Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement, and Seller and the Restricted Subsidiaries have the absolute and unrestricted right, power, authority, and capacity to execute and deliver Seller's Closing Documents, and to perform their respective obligations under this Agreement and Seller's Closing Documents.

 (b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

 (i) contravene, conflict with, or result in a violation of (A) any provision of Seller’s or any Retained Subsidiary’s Organizational Documents, or (B) any resolution adopted by the board of directors or the stockholders of Seller or any Retained Subsidiary or any Acquired Company; or

 (ii) assuming the correctness of Buyer’s and Bonomo’s representations and warranties contained in Section 4.2 with respect to the Buyer-Related Signers, contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Seller or any of the Retained Subsidiaries may be subject or any Contract to which any of them is a party or by which any of them may be bound.

 (c) Neither Seller nor any of the Retained Subsidiaries is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions; provided the Consents contemplated by Section 2.5 are delivered on or prior to the Closing.

3.3 THE SECURITIES

 Seller (i) is the lawful owner, of record and beneficially, of the Securities, and (ii) has good and marketable title to the Securities, free and clear of any and all Encumbrances whatsoever and with no restriction on the voting rights and other incidents of record and beneficial ownership pertaining thereto, other than as set forth in the Operating Agreement of PMA. Except for this Agreement and, with respect to the LLC Interest, the Operating Agreement of PMA, there are no Contracts between Seller and any other Person with respect to the acquisition, disposition, transfer, registration or voting of, or any other matters in any way pertaining or relating to, any of the Securities. The Securities comprise Seller’s entire ownership interest in the Acquired Companies.

3.4 CAPITALIZATION

 The authorized capital stock of AFP is Two Hundred (200) shares of Common Stock of which Ninety-Eight (98) are outstanding, and there are no warrants options, agreements or granted any rights issued to or held by or with any Person to acquire any shares or interests in AFP. All such outstanding shares are duly and validly issued and outstanding, fully paid and non-assessable, and are held of record and beneficially by Seller without Encumbrance. The LLC Interest represents eighty percent (80%) of the membership interests in PMA, and there are no warrants or options, or (except to the extent set forth in the Operating Agreement of PMA with respect to the LLC Interest) agreements or rights, issued to or held by or with any Person to acquire any units or interests in PMA.

3.5 NO CONTRACTS RESTRICTING ACQUIRED COMPANIES

 There are no Contracts between Seller or any of the Acquired Companies and any third Person that restrict the rights of the Acquired Companies to do business in any way in any geographic location or region.

3.6 NO ACTIONS CREATING CERTAIN LIABILITIES

 Neither Seller nor any of its officers has taken any action that created any existing liability, obligation or commitment, fixed or contingent, of AFP without the actual knowledge of AFP’s board of directors.

3.7 LEASES, LICENSES AND EQUIPMENT

 Neither Seller nor any of the Retained Subsidiaries leases or licenses any of their assets to any of the Acquired Companies or permits any of the Acquired Companies to use any of the equipment or other physical assets of Seller or any of the Retained Subsidiaries, as contrasted to the Acquired Companies’ use of computer software licenses, insurance coverages and similar items available to the Acquired Companies as subsidiaries of Seller under master agreements covering Seller and its subsidiaries generally.

3.8 BROKERS OR FINDERS

 Seller and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or any of the Contemplated Transactions and will indemnify and hold Buyer harmless from any such payment alleged to be due by or through Seller as a result of the action of Seller or its officers or agents.

3.9 TAX FILINGS

 Seller has filed a consolidated federal income tax return with AFP, PRM and the AFP Subsidiaries for the taxable year ended December 31, 2005, and is eligible to make an election under §338(h)(10) of the IRC.

3.10 TAX ELECTIONS

 Seller represents and warrants that during the period Seller has owned the LLC Interest, PMA has not made an election pursuant to Treasury Regulation §301.7701-3 to be treated as an association taxable as a corporation for all or any part of such period.

4.   REPRESENTATIONS AND WARRANTIES OF BUYER AND BONOMO

Buyer and Bonomo acknowledge to Seller that Bonomo is President and Chief Executive Officer of each of the Acquired Companies and a member of the board of directors or other governing body of each of the Acquired Companies, and has held such positions or other senior executive officer and or/board of directors or governing body positions for more than ten years, well before Seller’s acquisition of the Acquired Companies in 1999, as a result of which Bonomo, and Buyer through Bonomo, have full knowledge regarding the Acquired Companies and their businesses, operations and financial matters, in many respects greater than the knowledge of Seller and Seller’s officers or directors with respect to such matters. Consequently, (i) neither Buyer nor Bonomo requires or seeks with respect to the Acquired Companies representations or warranties from Seller of the kind customarily given by sellers in stock purchase or similar agreements; and (ii) Seller does seek, and Buyer and Bonomo are willing to provide Seller with, certain representations and warranties regarding the Acquired Companies in this Article 4 that Buyer and Bonomo are in a better position than Seller to provide.

Buyer and Bonomo, jointly and severally, represent and warrant to Seller as follows:

4.1 ORGANIZATION AND GOOD STANDING

Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York.

4.2 AUTHORITY; NO CONFLICT; CONSENTS

(a) Buyer’s and Bonomo’s execution and delivery of this Agreement, and Buyer’s, Bonomo’s, PRI’s and the Acquired Companies’ (other than PRM) (collectively, the “Buyer-Related Signers”) execution of the agreements, documents and instruments to be delivered by the

Buyer-Related Signers pursuant to Section 2.4(b) (collectively, “Buyer's Closing Documents”) to which it is or will be a party, and the performance by the Buyer-Related Signers of their respective obligations hereunder and thereunder, have been duly and validly authorized by all requisite action on the part of the Buyer-Related Signers (including in each applicable case its board of directors or similar governing body). This Agreement constitutes the legal, valid, and binding obligation of Buyer and of Bonomo, enforceable against Buyer and Bonomo in accordance with its terms. Upon the execution and delivery by the Buyer-Related Signers of Buyer’s Closing Documents, Buyer's Closing Documents will constitute the legal, valid, and binding obligations of the Buyer-Related Signers, as applicable to each, enforceable against each in accordance with their respective terms. Buyer and Bonomo each has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement, and the Buyer-Related Signers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver Buyer's Closing Documents, and to perform their respective obligations under this Agreement and Buyer's Closing Documents

(b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with, or result in a violation of (A) any provision of Buyer’s or PRI’s (other than AFP’s) Organizational Documents, or (B) any resolution adopted by the board of directors (or similar governing body) or the owners of Buyer or PRI; or

(ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Buyer, PRI or any of the Acquired Companies (other than PRM) may be subject or any Contract to which any of them is a party or by which any of them may be bound.

(c) Neither Buyer, PRI nor any of the Acquired Companies (other than PRM) is or will be required to make any filing with, give any notice to or obtain any Consent from, the New York State Insurance Department in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions except any filings, notices and Consents that have been completed and obtained as of the date hereof.

4.3 INVESTMENT INTENT

Buyer is acquiring the Securities for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act of 1933.

4.4 BROKERS OR FINDERS

Buyer and its officers and agents, and Bonomo and his agents, have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or any of the Contemplated Transactions and will indemnify and hold Seller harmless from any such payment alleged to be due by or through

Buyer or Bonomo as a result of the action of Buyer or its officers or agents or Bonomo or his agents.

5.    INDEMNIFICATION; REMEDIES

5.1 SURVIVAL

All representations, warranties, covenants, and obligations in this Agreement and any certificate or document delivered pursuant to this Agreement will survive the Closing.

5.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER

From and after the Closing Date, Seller will indemnify and hold harmless Buyer, and its officers, directors, employees, shareholders, successors and assigns, in their capacities as such, from and against all Damages that may be imposed upon, incurred by or asserted against any of them arising, directly or indirectly, from or in connection with:

(a) any Breach of any representation or warranty made by Seller in this Agreement (as if such representation or warranty were made on and as of the Closing Date) or in any certificate or document delivered pursuant to this Agreement;

(b) any Breach by Seller of any of its covenants or obligations in this Agreement;

(c) any Tax for which any of the Acquired Companies (including PRM) may be liable by reason of having been part of a consolidated group including Seller on or before the Closing Date and any state income Tax for which any of the Acquired Companies (including PRM) may be liable in respect of any taxable period ending on or prior to the Closing Date that exceeds amounts accrued in respect of state income Taxes on the Closing Date Balance Sheet (including amounts accrued thereon in respect of such Taxes of PRM, which accrued Tax liabilities of PRM were assumed by AFP prior to the Closing); or

(d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any Contract alleged to have been made by any such Person with Seller (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

5.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER AND BONOMO

Buyer and Bonomo, jointly and severally, will indemnify and hold harmless Seller, and its officers, directors, employees, shareholders, successors and assigns, in their capacities as such, from and against all Damages that may be imposed upon, incurred by or asserted against any of them arising, directly or indirectly, from or in connection with:

(a) any Breach of any representation or warranty made by Buyer and Bonomo in this Agreement or in any certificate or document delivered pursuant to this Agreement;

(b) any Breach by Buyer or Bonomo of any of its or his covenants or obligations in this

Agreement;

(c) any claim against Seller or any of the Retained Subsidiaries relating to the business or operations of, or policies of insurance issued by, PRI, whether before, on or after the Closing Date other than policies of insurance issued by PRI and assumed by any of the Retained Subsidiaries pursuant to a reinsurance treaty between PRI and such Retained Subsidiary; or

(d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any Contract alleged to have been made by any such Person with Buyer or Bonomo (or any Person acting on its or his behalf) in connection with any of the Contemplated Transactions.

5.4  TIME LIMITATIONS

Seller will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with on the Closing Date or the PRM Closing Date, as the case may be, unless on or before the first anniversary of the Closing Date Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. Buyer and Bonomo will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with on the Closing Date or the PRM Closing Date, as the case may be, unless on or before the first anniversary of the Closing Date Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller. A claim for indemnification (including without limitation a claim in respect of Seller’s indemnities under Section 5.2(c)) or reimbursement not based upon any representation or warranty, or upon any covenant or obligation to be performed and complied with on the Closing Date or the PRM Closing Date, as the case may be, may be made at any time subject to any applicable statute of limitations or other Legal Requirement.

5.5 PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS

(a) Promptly after receipt by an indemnified party under Section 5.2 or Section 5.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

(b) If any Proceeding referred to in Section 5.5(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such

Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article 5 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

(c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

5.5 PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS

A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom or which indemnification is sought.

6.   GENERAL PROVISIONS

6.1 EXPENSES

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of its Representatives. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

6.2 NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile or electronic mail, provided that a copy is mailed by registered or certified mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and telecopy numbers as a party may designate by notice to the other parties):

Seller:       FPIC Insurance Group, Inc.
                225 Water Street, Suite 1400
                Jacksonville, Florida 32202
                Attn: Charles Divita, Chief Financial Officer
                Telephone: 904-360-3611
                Facsimile: 904-475-1159
                E-mail: chuck.divita@fpic.com

                With a copy to:

                Kirschner & Legler, P.A.
                300A Wharfside Way
                Jacksonville, Florida 32207
                Attn: Kenneth M. Kirschner, Esq.
                Telephone: 904-346-3200
                Facsimile: 904-346-3299
                E-mail: kmkirschner@leglerlaw.com

Buyer or Bonomo:      AJB Ventures Inc.
                c/o Administrators for the Professions, Inc.
                111 East Shore Road
                Manhasset, New York 11030
                Telephone: 516-365-6690 X373
                Facsimile: 516-365-0937
                E-mail: a.bonomo@medmal.com

                With a copy to:

                Pepper Hamilton LLP
                400 Berwyn Park
                899 Cassatt Road
                Berwyn, Pennsylvania 19312
                Attn: A. John May III
                Telephone: 610-640-7819
                Facsimile: 610-640-7835
                E-mail: mayj@pepperlaw.com

6.3 JURISDICTION; SERVICE OF PROCESS

ANY JUDICIAL PROCEEDINGS RELATING TO THIS AGREEMENT SHALL BE PROSECUTED IN THE FEDERAL COURTS IN THE LOCATION OF THE DEFENDANT BUYER OR SELLER, AS THE CASE MAY BE AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION AND VENUE OF SUCH COURTS. Each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts (and the courts hearing appeals from such courts). The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum in connection therewith. THE PARTIES HERETO WAIVE THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING SEEKING ENFORCEMENT OF SUCH PARTY’S RIGHTS UNDER THIS AGREEMENT. THE FOREGOING WAIVER OF THE RIGHT TO A JURY TRIAL IS MADE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY. Process in any action or proceeding referred to in this Section 6.3 may be served on any party anywhere in the world.

6.4 FURTHER ASSURANCES; ACCESS TO RECORDS AND PERSONNEL

(a) Each party agrees from and after the Closing Date (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

(b) From and after the Closing Date, each of the parties will permit the other party reasonable access to such party’s officers and other appropriate personnel and to any applicable books and records of or relating to the Acquired Companies in its possession, and the right to duplicate such records, to the extent that the requesting party has a reasonable business purpose relating to such party’s ownership of the Acquired Companies for requesting such access or duplication, including without limitation access by Seller relating to the Acquired Companies’ having been part of Seller’s consolidated group for accounting and tax purposes, and for purposes of the requirements of the Sarbanes-Oxley Act, through the Closing Date, and will cause such party’s officers and other appropriate personnel to cooperate fully with the other party with respect thereto. In particular, Seller will require such access and cooperation in connection with the preparation and audit of the Closing Date Balance Sheet, the preparation of Seller’s consolidated financial statements for the period beginning on January 1, 2006 and ending on the Closing Date and the preparation of Seller’s consolidated federal income tax return for the same period and, with respect to such matters, Buyer and Bonomo will cause the officers and applicable personnel of the Acquired Companies to participate in the conduct of the accounting closing and consolidation (including with respect to processes, control review and certifications to Buyer, which certifications will include the management certification letter from Bonomo as President of AFP and Steven J. Coniglio as Chief Accounting Officer of AFP), and tax reporting, consistent with past practices. Each party hereto will notify the other party of any extension of any applicable statute of limitations related to such records and neither party shall permit the destruction of any such records without first taking best efforts to afford the other party an opportunity to obtain such records. In addition, in the event and for so long as Seller is actively contesting or defending against any third party action, suit, Proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any Contemplated Transaction or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Acquired Companies or their business or operations, Buyer and Bonomo will, and will cause the Acquired Companies to, cooperate with Seller and its counsel in the defense or contest, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the defense or contest, subject to appropriate confidential measures Buyer reasonably requires.

6.5 TAX RETURNS

(a) Seller shall include the taxable income or loss of AFP and the AFP Subsidiaries on Seller’s consolidated federal and Florida and any other of Seller’s applicable consolidated state income tax returns for all taxable periods through the end of the Closing Date and shall pay any federal and Florida, and any other such state, income taxes attributable to any such income. The 2006 income of AFP and the AFP Subsidiaries shall be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of AFP and the AFP Subsidiaries as of the end of the Closing Date. All such tax returns shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable law. Seller and Buyer shall deliver to the other all tax returns filed by it pursuant to this Section promptly after such filing.

(b) Buyer and Seller acknowledge that the purchase by Buyer of the LLC Interest in PMA will result in a termination of PMA for federal income tax purposes. Seller shall include its share of the income or loss of PMA on Seller’s consolidated federal income tax returns for all 2006 taxable periods through the end of the Closing Date and pay any federal, state and local income taxes of Seller attributable to such income. The income of PMA shall be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of PMA as of the end of the Closing Date. Seller shall prepare and file, after consultation with Buyer, the federal and state income tax returns of PMA for its tax year ending on the Closing Date, which returns shall include an election under Section 754 of the IRC if one has not already been made. All such tax returns shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable law.

(c) Except as provided in subsections (a) and (b) of this Section 6.5, Buyer shall prepare and file, and simultaneously provide Seller with a copy of, any state and local Tax returns of AFP, the AFP Subsidiaries, PMA and, if the PRM Closing has occurred before the time such return is due, PRM due after the Closing Date for periods that begin before the Closing Date and end on or after the Closing Date. Buyer shall pay, or shall cause the relevant Acquired Company to pay, except to the extent of Seller’s obligations in respect of such payment pursuant to Seller’s indemnification obligation under Section 5.2(c), the amount of any Taxes relating thereto with respect to AFP, the AFP Subsidiaries and, if appropriate, PRM. If the PRM Closing has not occurred by the date any such state or local return of PRM is due, Buyer and Seller shall jointly prepare such return for PRM, and shall deliver such return to Seller together with (by wire transfer of immediately available funds to the account of Seller set forth on Schedule 2.4(b)(i)) the amount of tax payable under such return (except to the extent that Seller has caused PRM to have operations not existing as of the Closing Date), except to the extent of Seller’s obligations in respect of such payment pursuant to Seller’s indemnification obligation under Section 5.2(c), whereupon Seller will cause such return to be filed and the related tax to be paid.  All such tax returns shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable law. Seller’s indemnification obligation under Section 5.2(c) of this Agreement shall not apply to any state or local tax returns filed by Buyer under this subsection (c) unless Seller has consented to such returns (which shall not be unreasonably withheld or delayed).

6.6  FPIC INTERMEDIARIES

    Buyer and Bonomo shall cause (i) the name of FPIC Intermediaries, Inc. to be changed as soon as reasonably practicable following the Closing Date to a name that does not contain the term “FPIC” or any derivation thereof, (ii) the Acquired Companies to refrain from publicizing the name of “FPIC Intermediaries, Inc.”, and (iii) the Acquired Companies to cease using the name FPIC Intermediaries, Inc. or any name containing the term “FPIC” or any derivation thereof in any way after December 31, 2006, except pursuant to a non-exclusive license agreement, expiring upon the name change contemplated by clause (i) of this Section 6, on terms acceptable to Seller in its discretion.

6.7  WAIVER

    The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

6.8 ENTIRE AGREEMENT AND MODIFICATION

    This Agreement supersedes all prior Contracts between the parties with respect to its subject matter (including the letter of intent between Bonomo and Seller dated September 1, 2006) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the Contract between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

6.9 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

    Neither Seller nor Buyer nor Bonomo may assign any of its rights under this Agreement, except that Buyer may assign its rights under this Agreement as collateral security to Buyer’s lenders pursuant to Article 9 of the Uniform Commercial Code. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

6.10 SEVERABILITY

    If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

6.11 SECTION HEADINGS, CONSTRUCTION

    The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

6.12 TIME OF ESSENCE

    With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

6.13 GOVERNING LAW

    This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles.

6.14 COUNTERPARTS

    This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

    IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

[Signatures Appear on Following Page.]

Buyer:

AJB Ventures Inc.

By:	/s/ Anthony J. Bonomo
Anthony J. Bonomo President

Bonomo:

By: /s/ Anthony J. Bonomo
Anthony J. Bonomo

Seller:

FPIC Insurance Group, Inc.

By:	/s/ Charles Divita, III

Print Name:	Charles Divita, III

Title:	Chief Financial Officer